UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SCHEDULE 14A/A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

             Filed by the Registrant Filed by a Party other than the
                      Registrant Check the appropriate box:

                         |X| Preliminary Proxy Statement
     |_| Confidential, for Use of the Commission Only (as permitted by Rule
                                  14a-6(e)(2))
                         |_| Definitive Proxy Statement
                       |_| Definitive Additional Materials

             |_| Soliciting Material Pursuant to Section 240.14a-12

                               IQ BIOMETRIX, INC.
                ------------------------------------------------
                (Name of Registrant As Specified In Its Charter)


               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                               |X| No fee required

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
                                      0-11

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

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


|_|   Fee paid previously with preliminary materials.

|_|   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

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


                               IQ BIOMETRIX, INC.

                      39111 Paseo Padre Parkway, Suite 304
                            Fremont, California 94538
                                 (510) 795-2900

                          NOTICE AND CONSENT STATEMENT

TO THE STOCKHOLDERS OF IQ BIOMETRIX, INC.:

Attached hereto is a Consent Statement that solicits the written consent of the stockholders of IQ Biometrix, Inc., a Delaware corporation (the "Company") to approve an amendment and restatement of the Certificate of Incorporation of the Company to effect a one-for-four reverse split of the Company's outstanding common stock. The affirmative written consent of a majority of the issued and outstanding shares of common stock of the Company is required to approve the reverse stock split.

Attached to the Consent Statement is a Consent Card that provides for approval of the reverse stock split. The procedure for indicating approval of the reverse stock split is described on the Consent Card. The Consent Statement and accompanying Consent Card are being sent to stockholders on or about _________, 2004. The Company has set _________, 2004 as the target date by which the Board of Directors desires to receive all written consents of stockholders.

All stockholders are urged to sign and return the enclosed Consent Card as promptly as possible.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                               WILLIAM B.G. SCIGLIANO

                                     Chief Executive Officer and Chairman of the
                                                Board of Directors
                                                 Fremont, California

                                                   _________, 2004


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


                               IQ BIOMETRIX, INC.

                      39111 Paseo Padre Parkway, Suite 304
                            Fremont, California 94538
                                 (510) 795-2900

                                CONSENT STATEMENT
                    FOR SHAREHOLDER ACTION BY WRITTEN CONSENT

This Consent Statement is being provided to the stockholders of IQ Biometrix, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of the written consent of stockholders to approve an amendment and restatement of the Company's Certificate of Incorporation to effect a one-for-four reverse split of the Company's outstanding common stock (the "Reverse Split"). The Company's Board unanimously approved the Reverse Split on April 13, 2004 and recommended that the Reverse Split be submitted for stockholder approval.

Accompanying this Consent Statement is a Consent Card that provides for approval of the Reverse Split. The procedure for indicating approval is indicated on the Consent Card.

RECORD DATE; VOTE REQUIRED

Only holders of record of the Company's common stock at the close of business on August 30, 2004, the record date, are entitled to notice of and to vote on this proposal. On August 30, 2004, 25,149,974 shares of the Company's common stock were issued and outstanding and held by approximately 179 holders of record. Holders of record of the Company's common stock on the record date are entitled to one vote per share on the Reverse Split.

The amendment and restatement of the Company's Certificate of Incorporation to effect the Reverse Split requires the affirmative vote of the holders of a majority of the shares of the Company common stock outstanding on the record date.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Notice of Stockholder Consent to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of- pocket expenses incurred in forwarding such material.

COSTS OF SOLICITATION

The cost of preparing, printing, assembling and mailing this Consent Statement and other material furnished to stockholders in connection with to solicitation of consents will be borne by the Company. In addition to the solicitation of consents by use of the mails, officers, directors and employees of the Company may solicit consents by written communications, by facsimile, telephone, telegraph or personal calls. These persons are to receive no special compensation for any solicitation activities.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Consent Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of- pocket expenses incurred in forwarding such material.

STOCKHOLDERS' RIGHTS

The ability to act by written consent to approve the Reverse Split proposed and discussed in this Consent Statement is authorized by Section 228 of the Delaware General Corporation Law (the "DGCL"). This section provides that any action required or permitted to be taken at a meeting of stockholders of a corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members having a right to vote thereon were present and voted. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the proposed Reverse Split as early as possible, the Company chose to request shareholder approval by consent rather than through a special meeting.

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


The Company requests that stockholders return their signed Consent Cards as soon as possible, but in any event no later than _________, 2004.

HOW TO VOTE; RETURN OF CONSENTS

Instructions for signing and returning the Consent Card are contained on the Consent Card. YOUR CONSENT IS IMPORTANT. Please return your properly marked, executed and dated Consent Card in the postage paid envelope provided as soon as possible, but in no event later than _________, 2004.

UNMARKED CONSENTS

Consents of stockholders will be tabulated by the Inspector of Elections (the "Inspector") who will be an employee of the Company's transfer agent. The affirmative consent of a majority of the Company's outstanding common stock is required under Delaware law and the Company's Bylaws for approval of the Reverse Split. When Consent Cards are properly dated, executed and returned, the shares represented by such Consent Cards will be considered to have voted in accordance with the instructions of the stockholder. If the Consent Cards are not marked, the shares represented by such Consent Cards will be considered as having voted against the Reverse Split.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT STOCKHOLDER MEETING

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals of IQ Biometrix stockholders that are intended to be presented by such stockholders at our next Annual Meeting of Stockholders must be received by us within a reasonable amount of time before the company begins to print and mail its proxy materials, to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting. Stockholder proposals that are not intended to be included in the Company's proxy materials for such meeting but that are intended to be presented by the stockholders from the floor are subject to advance notice procedures. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, our Board or Corporate Secretary not less than 60 nor more than 90 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the fifth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The stockholder's notice must set forth, as to each proposed matter, the following: (a) the name and address of such stockholder;
(b) the number of voting securities he or she holds of record and which he or she holds beneficially; (c) the text of the proposal to be presented at the meeting; (d) a statement in support of the proposal; (e) any material interest of the stockholder in such proposal; and (f) any other information that is required to be provided by such stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

REVOCABILITY OF CONSENT

Any consent given pursuant to this solicitation may be revoked by the person giving it at any time before _________, 2004 by (a) delivering to the Company (Attention: Michael Walsh, Chief Financial Officer) a written notice of revocation or a duly executed Consent Card bearing a later date.

                                  REVERSE SPLIT

       AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION TO EFFECT
                  A ONE-FOR-FOUR REVERSE-SPLIT OF THE COMPANY'S
                       OUTSTANDING SHARES OF COMMON STOCK
            AND CORRESPONDING INCREASE IN THE AUTHORIZED COMMON STOCK

GENERAL

The Company's Board has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval an amendment and restatement of the Company's Certificate of Incorporation to effect a one-for-four reverse split of the Company's outstanding shares of common stock.

The text of the proposed amendment to effect the Reverse Split is attached hereto as Appendix A (the "Amended Certificate"). The Amended Certificate will effect a one-for-four reverse split of the issued and outstanding shares of the Company's common stock, but will not change the number of authorized shares of common stock or preferred stock, the number of treasury shares held by the Company or the par value of the Company's common stock or preferred stock.

PURPOSE

The Board approved the Reverse Split for the following reasons:

1. The Company's common stock is quoted on the over-the-counter (OTC) bulletin board under the symbol "IQBM," and is not listed on an exchange or The Nasdaq National Market. The Company's Board believes that the Company's common stock may not appeal to brokerage firms that are reluctant to recommend OTC securities to their clients. The Board also believes that investors may be dissuaded from purchasing OTC quoted securities because brokerage commissions, as a percentage of the total transaction, tend to be higher for OTC quoted securities and analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of OTC securities. Also, the Board believes that most investment funds are reluctant to invest in OTC securities. The Board believes that the Reverse Split may be the most effective means to increase the Company's stock price and, subject to satisfaction of certain conditions (such as minimum thresholds as to stockholders equity, asset value, market value of publicly held securities, number of stockholders and number of market makers) enable the Company to become listed on an exchange or on The Nasdaq National Market. The Board also believes that a higher stock price may help generate investor interest in the Company and help the Company attract and retain employees and other service providers.

2. The following table shows the Company's outstanding shares, shares reserved for specific purposes and shares unreserved and available for future issuances under the Company's current capital structure (as of August 30, 2004) and under the Company's capital structure after giving effect to the one-for-four reverse split of the Company's outstanding common stock.

------------------------------------------- ----------------------------------- --------------------------------------------
                                            PRIOR TO THE 1-FOR-4 REVERSE SPLIT  AFTER GIVING EFFECT TO 1-FOR-4 REVERSE SPLIT
------------------------------------------- ----------------------------------- --------------------------------------------
Outstanding Shares                                                  25,148,974                                     6,287,244
------------------------------------------- ----------------------------------- --------------------------------------------
Shares Reserved for Issuance under Stock
  Benefit Plans or Pursuant to Outstanding
  Options, Warrants, Convertible                                    11,372,285                                     2,843,071
  Debentures and other Rights to Acquire
  Company common stock
------------------------------------------- ----------------------------------- --------------------------------------------
Shares Available for Future Issuance                                13,478,741                                    40,869,685
------------------------------------------- ----------------------------------- --------------------------------------------


3. On April 14, 2004, the Company entered into an Agreement and Plan of Merger with Wherify Wireless, Inc. ("Wherify") under which Wherify Acquisition, Inc., a wholly-owned subsidiary of the Company, would be merged with and into Wherify and Wherify would become a wholly-owned subsidiary of the Company (the "Merger"). If the proposed Merger is consummated, the Company will issue to Wherify stockholders a number of shares of the Company's common stock equal to four times the number of shares of the Company's common stock issued and outstanding immediately prior to the Merger, including shares of the Company's common stock issuable upon exercise of outstanding options and warrants and upon conversion of outstanding debentures, but excluding shares issuable upon exercise of options held by the Company's employees and shares issued after the date of the merger agreement in certain financings.


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


Without taking into account the Reverse Split, if the Merger had closed on August 30, 2004, the Company would be required to issue approximately 33 million shares of its common stock. Since the Company has only approximately 13 millionshares available for issuance, unless the Reverse Split is approved, the Company would not have enough authorized common stock to issue to the Wherify stockholders and would not be able to consummate the proposed Merger. The Company's stockholders will be asked to approve the Merger in a separate proxy solicitation and the Company will not proceed with the Merger absent such stockholder approval.

The Merger is subject to a number of conditions, including stockholder approval and there is no assurance that the Merger will be consummated. Stockholder approval of the Merger will be sought through a separate proxy solicitation that will provide additional information regarding the Merger. The Board is seeking stockholder approval of the Reverse Split and intends to effect the Reverse Split whether or not the Merger is consummated

NO ASSURANCES

THE COMPANY CANNOT PREDICT WHETHER THE REVERSE SPLIT WILL INCREASE THE MARKET PRICE FOR THE COMPANY'S COMMON STOCK. THE HISTORY OF SIMILAR STOCK SPLIT COMBINATIONS FOR COMPANIES IN LIKE CIRCUMSTANCES IS VARIED.

In addition:

1. There is no assurance that the market price per new share of the Company common stock after the Reverse Split (the "New Shares") will rise in proportion to the reduction in the number of old shares of the Company common stock outstanding before the Reverse Split (the "Old Shares");

2. There is no assurance that the Reverse Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

3. There is no assurance that the Reverse Split will result in a per share price that will enable the Company to become listed on an exchange or on The Nasdaq National Market. Furthermore, there are other requirements in addition to share price that the Company must meet in order to be listed on an exchange or on The Nasdaq National Market. For example, there are minimum thresholds as to stockholders equity, asset value, market value of publicly held securities, number of stockholders and number of market makers, among other requirements. There is no assurance that even if the Reverse Split results in a per share price that meets the minimum share price of The Nasdaq National Market or any exchange, that the Company will be able to meet the other listing requirements, including those listed here.

The market price of the Company's common stock will also be based on the Company's performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Split is effected and the market price of the Company's common stock declines, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would occur in the absence of a Reverse Split. Furthermore, liquidity of the Company's common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

PRINCIPAL EFFECTS OF THE REVERSE SPLIT

The Reverse Split will become effective upon the filing with the Secretary of State of the State of Delaware of an appropriate amendment to the Company's Certificate of Incorporation. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on _________, 2004.

The Reverse Split would have the following effects on the number of the Company's shares of common stock outstanding:

1. Every four (4) Old Shares owned by a stockholder would be exchanged for one (1) New Share;

2. The number of shares of the Company's common stock issued and outstanding will be reduced from approximately 25 million shares to approximately six million shares;

3. All outstanding options and warrants entitling the holders thereof to purchase shares of the Company's common stock will enable such holders to purchase, upon exercise of their options or warrants, one-fourth (1/4th) of the number of shares of the Company's common stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the Reverse Split at an exercise price per share equal to four (4) times the exercise price specified before the Reverse Split, resulting in approximately the same aggregate price being required to be paid therefore upon exercise thereof immediately preceding the Reverse Split;

4. All outstanding debentures convertible into shares of the Company's common stock will be convertible into one-fourth (1/4th) of the number of shares of the Company's common stock that such debenture would have been convertible immediately preceding the Reverse Split at a conversion price per share equal to four (4) times the conversion price specified before the Reverse Split, resulting in approximately the same aggregate conversion price in effect immediately preceding the Reverse Split; and

5. The number of shares reserved for issuance under the Company's existing stock option plans will be reduced to one-fourth (1/4th) of the number of shares currently included in such plans.

The Reverse Split will be effected simultaneously for all the Company's common stock, and the exchange number will be the same for all of the Company's common stock. The Reverse Split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the Reverse Split results in any of the Company's stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than four (4) shares.

The reduction in stockholders holding shares of the Company's common stock is not the purpose for which the Company is effecting the Reverse Split. Common stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. As of September 9, 2004, the Company had approximately 175 stockholders of record, although the Company believes there are more than 3,000 beneficial holders of its common stock. The Company anticipates that the Reverse Split will reduce the number of stockholders of record by approximately 13 so that immediately after the Reverse Split, the Company will have approximately 162 stockholders of record. Notwithstanding the fact that the Company will have fewer than 300 stockholders of record, the Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

FRACTIONAL SHARES.

No scrip or fractional certificates will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by four (4) will be entitled, upon surrender of certificate(s) representing such shares and after aggregating all shares together, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the Reverse Split) of our common stock, as reported on the OTC bulletin board, during the sixty (60) trading days preceding the date that is five (5) days before the effective time of the Reverse Split. If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of our common stock on such days or other prices determined by the Board. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein. Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

AUTHORIZED SHARES; FUTURE FINANCINGS

Upon effectiveness of the Reverse Split, the number of authorized shares of common stock that are not issued or outstanding would increase from approximately 14.7 million shares to approximately 41 million shares. The Company will continue to have 10,000,000 authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and the Company may issue such shares in financings or otherwise. If the Company issues additional shares, the ownership interest of holders of the Company's common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of the Company's common stock.


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



ACCOUNTING MATTERS

The Reverse Split will not affect the par value of the Company's common stock. As a result, on the effective date of the Reverse Split, the stated capital on the Company's balance sheet attributable to the Company's common stock will be reduced to one-fourth (1/4th) of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company's common stock will be increased because there will be fewer shares of the Company's common stock outstanding.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

If the Company's stockholders approve the Reverse Split and the Board still believes that the Reverse Split is in the best interests of the Company and its stockholders, the Company will file an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Reverse Split will become effective at the time specified in the Amended and Restated Certificate, which will most likely be upon the filing of the Amended and Restated Certificate and which the Company refers to as the "effective time." Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

As soon as practicable after the effective time, stockholders will be notified that the Reverse Split has been effected. The Company expects that its transfer agent, American Stock Transfer Company, will act as exchange agent for purposes of implementing the exchange of stock certificates and issuing payments for fractional shares. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal the Company sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares.

Stockholders Should Not Destroy Any Stock Certificate(s) And Should Not Submit Any Certificate(s) Until Requested To Do So.

The Board has discretion not to proceed with the Reverse Split, even after stockholder approval.

Even if the stockholders approve the Reverse Split, the Company reserves the right to not effect the Reverse Split if in the Board's opinion it would not be in the best interests of the Company and its stockholders to effect such Reverse Split.

NO DISSENTER'S RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW

The Company's stockholders are not entitled to dissenter's rights with respect to the Reverse Split, and the Company will not independently provide stockholders with any such right.

POTENTIAL ANTI-TAKEOVER EFFECT

Although the increased proportion of unissued authorized shares of capital stock to issued shares of capital stock could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Split is not being proposed in response to any effort of which the Company is aware to accumulate shares of stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following description of the material United States federal income tax consequences of the Reverse Split is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Consent Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company will not request an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the Reverse Split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., tax-exempt organizations, non-resident aliens, mutual funds, regulated investment companies, broker/dealers or insurance companies). This summary does not discuss the state, local and foreign (non-United States) tax consequences of the Reverse Split, which may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR CONSEQUENCES TO THEM.

In general, the United States federal income tax consequences of the Reverse Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of common stock in exchange for their old shares of common stock. The Company believes that because the Reverse Split is not part of a plan to increase periodically a stockholder's proportionate interest in the Company's assets or earnings and profits, the reverse stock split will likely have the following United States federal income tax effects: A stockholder who receives solely a reduced number of shares of common stock will not recognize gain or loss. In the aggregate, such a stockholder's basis in the reduced number of shares of common stock will equal the stockholder's basis in its old shares of common stock. A stockholder who receives cash in lieu of a fractional share as a result of the Reverse Split will generally be required to recognize a taxable gain or dividend income, depending on that stockholder's particular facts and circumstances. Generally, a stockholder receiving such a payment will recognize a taxable gain or dividend income in an amount equal to the lesser of (i) the amount of the cash payment received by the stockholder, or (ii) the excess of (A) the aggregate fair market value of the reduced number of shares of common stock received, plus the amount of the cash payment received, over (B) the stockholder's basis in all of the stockholder's old shares of IQB common stock. In the aggregate, such a stockholder's basis in the reduced number of shares of common stock will equal the stockholder's basis in its old shares of common stock, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

The Company will not recognize any gain or loss as a result of the Reverse
Split.

VOTE REQUIRED; RECOMMENDATION OF BOARD

The affirmative vote of the holders of a majority of all outstanding shares of the Company's common stock entitled to vote on this proposal will be required for approval of the Reverse Split When Consent Cards are properly dated, executed and returned, the shares represented by such Consent Cards will be considered to have voted in accordance with the instructions of the stockholder. If the Consent Cards are not marked, or are marked "ABSTAIN," the shares represented by such Consent Cards will be considered as having voted "AGAINST" the Reverse Split.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE REVERSE SPLIT.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides summary information regarding the beneficial ownership of the Company's outstanding capital stock as of August 30, 2004, without giving effect to the Reverse Split as to (i) each person or group who beneficially owns more than 5% of the Company's capital stock on a fully diluted basis; (ii) each of the named executive officers; (iii) each of the Company's directors; and (iv) all of the Company's directors and executive officers as a group.


NAME AND ADDRESS OF BENEFICIAL OWNERS         BENEFICIAL OWNERSHIP(1)
------------------------------------------- ----------------------------
                                               NUMBER           %
5% STOCKHOLDERS                               OF SHARES     OWNERSHIP
------------------------------------------- -------------- -------------
John Micek, Jr.
12809 W. Dodge Road                           1,602,840(2)        6.2%
Omaha, NE 68154
------------------------------------------- -------------- -------------
Executive Officers and Directors
------------------------------------------- -------------- -------------
Daniel P. McKelvey
201 Mission Street, Suite 1930                  589,857(3)        2.4%
San Francisco, CA 94105
------------------------------------------- -------------- -------------
Greg J. Micek
5444 Westheimer, Suite 2080                   1,766,064(4)        7.1%
Houston, TX 77056
------------------------------------------- -------------- -------------
William Scigliano
39111 Paseo Padre Parkway, Suite 304            825,000(5)        3.2%
Fremont, CA 94538
------------------------------------------- -------------- -------------
Michael Walsh
39111 Paseo Padre Parkway, Suite 304            103,750(6)         *
Fremont, CA 94538
------------------------------------------- -------------- -------------
All directors and officers
as a group (four persons)                     3,284,671(7)
------------------------------------------- -------------- -------------


*     Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of common stock issuable upon conversion of convertible debentures, or shares of Common Stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of August 30, 2004, are deemed to be beneficially owned for purposes hereof.

(2) Includes 160,000 shares issuable pursuant to warrants exercisable, and 800,000 shares issuable pursuant to debentures convertible, within 60 days of August 30, 2004.

(3) Includes 60,000 shares owned by Special Equity IV, LP and 160,000 shares issuable upon exercise of a warrant owned by Forte Capital Partners LLC. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares owned by Special Equity IV, LP. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares owned by Forte Capital Partners LLC and Special Equity IV.

(4) Includes 325,000 shares issuable pursuant to stock options exercisable within 60 days of August 30, 2004 and 60,000 shares held in trust for the benefit of Mr. Micek's minor children over which Mr. Micek holds voting and dispositive control.

(5) Includes 825,000 shares issuable pursuant to stock options exercisable within 60 days of August 30, 2004.

(6) Includes 93,750 shares issuable pursuant to stock options exercisable within 60 days of August 30, 2004.

(7) Includes 1,403,750 shares issuable pursuant to stock options and warrants that are exercisable within 60 days of August 30, 2004.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Notice of Stockholder Consent contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 that relate to future events. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following:

o The ability of the Company to become listed on an exchange or the Nasdaq National Market.

o     The fact that the Reverse Split may increase the Company's stock price;

o The fact that an increased stock price may enable the Company to generate investor interest in the Company and help the Company attract and retain employees and other service providers;

o The fact that an increase stock price may cause brokerage firms to be willing to recommend the Company's securities to their clients;

o That an increased stock price may cause investors to be more likely to purchase the Company's securities; and

o That an increased stock price may cause analysts to monitor the Company's trading activity or otherwise provide coverage of the Company's securities.

These statements are only predictions and are subject to risks and uncertainties, including the following:

o     The Company's ability to increase its revenues and achieve profitability;

o The Company's ability to obtain additional debt or equity financing at all or on reasonable terms; and

o The Company's ability to execute on its acquisition and partnering strategies.

                       WHERE YOU CAN FIND MORE INFORMATION


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


The Company files and furnishes annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549 or at one of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services. The IQB filings are available at the Internet worldwide web site maintained by the SEC at www.sec.gov.

The shares of the Company's common stock are quoted on the OTC Bulletin Board.

You can obtain any document filed with the SEC through the Company as described below, the SEC or the SEC's Internet worldwide website as described above. Documents are available without charge, excluding exhibits. Stockholders may obtain documents by requesting them in writing or by telephone from the Company at the following address:

IQ Biometrix,Inc. 39111 Paseo Padre Parkway, Suite 304 Fremont, California 94538
Attention: Mike Walsh Telephone number: (510) 795-2900

                                   APPENDIX A

                          FORM OF AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION OF

                               IQ BIOMETRIX, INC.

William B. G. Scigliano hereby certifies that:

A. The name of the Corporation is IQ Biometrix, Inc. The Corporation was originally incorporated under the name "JVWEB, INC. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 28, 1997.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

C. The text of the Certificate of Incorporation is amended and restated to read as set forth in Annex A attached hereto.

IN WITNESS WHEREOF,IQ Biometrix, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by William B. G. Scigliano, a duly authorized officer of the Corporation, on ______, 2004.

EXECUTED ON ________, 2004.

                                                  William B. G. Scigliano
                                           President and Chief Executive Officer

                                     ANNEX A

FIRST: The name of the Corporation is IQ Biometrix, Inc.

SECOND: The name and address of the registered agent for service of process on the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808.

THIRD: The nature of the business, objects and purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware (the "Reverse Split Effective Time"), every four (4) shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined into one (1) share of Common Stock, par value $.01 per share.

The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is Sixty Million (60,000,000), divided into Fifty Million (50,000,000) shares of Common Stock of the par value of one cent ($0.01) per share; and Ten Million (10,000,000) shares of Preferred Stock of the par value of one cent ($0.01) per share.

A. No holder of Common Stock or Preferred Stock of the Corporation shall have any pre-emptive, preferential, or other right to purchase or subscribe for any shares of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation or of the number of its shares, or of any warrants, options, or bonds, certificates of indebtedness, debentures, or other securities convertible into or carrying options or warrants to purchase stock of the Corporation or of any stock of the Corporation purchased by it or its nominee or nominees or other securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as a dividend or otherwise, other than such rights, if any, as the Board in its discretion from time to time may grant and at such price as the Board in its discretion may fix.

B. The holders of Common Stock shall have the right to one vote per share on all questions to the exclusion of all other classes of stock, except as by law expressly provided or as otherwise herein expressly provided with respect to the holders of any other class or classes of stock.

C. The Board is authorized, subject to limitations prescribed by law, by resolution or resolutions to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the General Corporation Law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

      (1) The number of shares constituting that series and the distinctive designation of that series;

      (2) The dividend rights and dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

      (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

      (4) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

      (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, the date or date upon or after which they shall be redeemable, and the amount per share payable in cash on redemption, which amount may vary under different conditions and at different redemption dates;

      (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

      (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

      (8) Any other relative rights, preferences and limitations of that series; or

      (9)   Any or all of the foregoing terms.

D. Except where otherwise set forth in the resolution or resolutions adopted by the Board of the Corporation providing for the issue of any series of Preferred Stock created thereby, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of the Corporation. Should the number of shares of any series be so decreased, the shares constituting such decrease shall resume the status which they had prior to adoption of the resolution originally fixing the number of shares of such series.

E. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise), purchased or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified or reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock, all subject to the conditions or restrictions adopted by the Board of the Corporation providing for the issue of any series of Preferred Stock and to any filing required by law.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by the General Corporation Law of Delaware, the Board is expressly authorized:

      (1)   To make, alter or repeal the by-laws of the Corporation.

      (2) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

      (3) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

      (4) By a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

      (5) When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by the General Corporation Law of Delaware, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including securities of any other corporation or corporations, as the Board shall deem expedient and for the best interests of the Corporation.

SEVENTH: To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

EIGHTH: This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive or other indemnification rights arising under any bylaws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Ninth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

NINTH: In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and of the stockholders, when evaluating a Business Combination, the Board of the Corporation is hereby expressly authorized to consider, in addition to the adequacy of the consideration to be paid in connection with such transaction, the following factors and any other factors which it deems relevant, including, without limitation: (i) the long term interests of the Corporation's stockholders, including, among other factors, the consideration being offered in relation to (a) the then current market price of the Corporation's equity securities and the historical range of such prices, (b) the then current value of the Corporation in a freely negotiated transaction, and (c) the Board of Directors' then estimate of the future value of the Corporation as an independent entity; (ii) the economic, social and legal effects on the Corporation and its subsidiaries, including, among other factors, such effects on the Corporation's employees, customers, suppliers and the communities in which they operate or are located; (iii) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation, its subsidiaries, and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iv) the competence, experience and integrity of the acquiring person or person, and its or their management. For purposes of this Article Tenth, "Business Combination" is defined as (a) a tender or exchange offer for any equity securities of the Corporation, (b) a proposal to merge or consolidate the Corporation with another company, (c) a proposal to purchase or otherwise acquired all or substantially all of the properties and assets of the Corporation, or (d) a proposal to engage in any other similar form of combination with the Corporation.

TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Boards of Directors or in the by- laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

ELEVENTH: Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by the General Corporation Law of Delaware for the proposed corporate action, provided that prompt notice shall be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous consent.

TWELFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receive or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provision of Section 279 of the General Corporation Law of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  CONSENT CARD
                               IQ BIOMETRIX, INC.

CONSENT CARD SOLICITED BY THE BOARD OF DIRECTORS FOR THE CONSENT OF STOCKHOLDERS TO ONE-FOR-FOUR REVERSE SPLIT AND CORRESPONDING INCREASE IN AUTHORIZED COMMON STOCK

By signing the consent card, the undersigned hereby consents to the amendment and restatement of the Certificate of Incorporation of IQ BIOMETRIX, INC. to effect a one-for-four reverse split of the outstanding common stock of IQ BIOMETRIX, INC.

                               IQ BIOMETRIX, INC.
                           C/O AMERICAN STOCK TRANSFER
                                6201 15TH AVENUE
                               BROOKLYN, NY 11219

HOW TO CONSENT:

Mark, sign and date your consent card and return it in the postage-paid envelope.

[x]   PLEASE MARK YOUR CONSENT CARD AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

FOR AGAINST ABSTAIN

|_| |_| |_|

1. Amendment and restatement of the Certificate of Incorporation of IQ BIOMETRIX, INC. to effect a one-for-four reverse split of the outstanding common stock of IQ BIOMETRIX, INC.

                       IF THIS CONSENT CARD IS MARKED, THE
                       SHARES REPRESENTED BY THIS CONSENT
                        CARD WILL HAVE VOTED AS SPECIFIED
                       ABOVE. IF THIS CONSENT CARD IS NOT
                        MARKED, THE SHARES REPRESENTED BY
                      THIS CONSENT CARD WILL BE TREATED AS
                          VOTING AGAINST THE PROPOSAL.

                        MARK HERE FOR ADDRESS CHANGE AND
                                  NOTE AT LEFT

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

SIGNATURE:_________________________________

Date:    __________________________________

SIGNATURE:_________________________________

Date:    __________________________________